Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CIM Commercial Trust Corporation

Dallas, TX

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 18, 2019, relating to the consolidated financial statements, the effectiveness of CIM Commercial Trust Corporation’s internal control over financial reporting, and schedules of CIM Commercial Trust Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

November 22, 2019